                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                              ---------------------

                                  SCHEDULE 13D

                                (Amendment No. 2)

                    Under the Securities Exchange Act of 1934

                                 ORANGE-CO, INC.
                                (Name of Issuer)

                          COMMON STOCK, $.50 PAR VALUE
                         (Title of Class of Securities)


                                    684177108
                                 (CUSIP Number)

                                GREGG M. ZEITLIN
                      RESERVOIR CAPITAL MANAGEMENT, L.L.C.
                               650 MADISON AVENUE
                                   26TH FLOOR
                            NEW YORK, NEW YORK 10022
                                 (212) 610-9000

                  (Name, address and telephone number of person
                authorized to receive notices and communications)

                              September 10, 1999
             (Date of event which requires filing of this statement)

         If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e), 13d-1(f) or 13d-1(g), check the following box [ ].

         NOTE: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 13d-7(b) for other parties to whom copies are to be sent.

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.




                               Page 1 of 12 Pages

         The information required in the remainder of this cover page shall not be deemed to be "filed" for purposes of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).




                               Page 2 of 12 Pages

13D
CUSIP No. 684177108

--------------------------------------------------------------------------------
         (1)      NAME OF REPORTING PERSON
                  S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON


                  Reservoir Capital Management, L.L.C.
--------------------------------------------------------------------------------
         (2)      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                    (a) [ ]
                                                                    (b) [x]
--------------------------------------------------------------------------------
         (3)      SEC USE ONLY

--------------------------------------------------------------------------------
         (4)      SOURCE OF FUNDS **

                                    WC
--------------------------------------------------------------------------------
         (5)      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
                  REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)               [ ]

--------------------------------------------------------------------------------
         (6)      CITIZENSHIP OR PLACE OF ORGANIZATION

                  Delaware

--------------------------------------------------------------------------------

NUMBER OF                  (7)      SOLE VOTING POWER

                                             5,405,160
SHARES
                           -----------------------------------------------------
BENEFICIALLY               (8)      SHARED VOTING POWER


OWNED BY
                           -----------------------------------------------------
EACH                       (9)      SOLE DISPOSITIVE POWER

                                             5,405,160
REPORTING
                           -----------------------------------------------------
PERSON WITH                (10)     SHARED DISPOSITIVE POWER


--------------------------------------------------------------------------------
         (11)     AGGREGATE AMOUNT BENEFICIALLY OWNED
                  BY EACH REPORTING PERSON

                                             5,405,160

--------------------------------------------------------------------------------
         (12)     CHECK BOX IF THE AGGREGATE AMOUNT
                  IN ROW (11) EXCLUDES CERTAIN SHARES **                [ ]

--------------------------------------------------------------------------------
         (13)     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                                             52.4%

--------------------------------------------------------------------------------
         (14)     TYPE OF REPORTING PERSON **
                                             OO

--------------------------------------------------------------------------------


                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 3 of 12 Pages

13D
CUSIP No. 684177108

--------------------------------------------------------------------------------
         (1)      NAME OF REPORTING PERSON
                  S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON


                  Reservoir Capital Group, L.L.C.
--------------------------------------------------------------------------------
         (2)      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                   (a)  [ ]
                                                                   (b)  [x]
--------------------------------------------------------------------------------
         (3)      SEC USE ONLY

--------------------------------------------------------------------------------
         (4)      SOURCE OF FUNDS **

                                    WC
--------------------------------------------------------------------------------
         (5)      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
                  REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)               [ ]

--------------------------------------------------------------------------------
         (6)      CITIZENSHIP OR PLACE OF ORGANIZATION

                  Delaware

--------------------------------------------------------------------------------

NUMBER OF                  (7)      SOLE VOTING POWER

                                             5,405,160
SHARES
                           -----------------------------------------------------
BENEFICIALLY               (8)      SHARED VOTING POWER


OWNED BY
                           -----------------------------------------------------
EACH                       (9)      SOLE DISPOSITIVE POWER

                                             5,405,160
REPORTING
                           -----------------------------------------------------
PERSON WITH                (10)     SHARED DISPOSITIVE POWER


--------------------------------------------------------------------------------
         (11)     AGGREGATE AMOUNT BENEFICIALLY OWNED
                  BY EACH REPORTING PERSON

                                             5,405,160

--------------------------------------------------------------------------------
         (12)     CHECK BOX IF THE AGGREGATE AMOUNT
                  IN ROW (11) EXCLUDES CERTAIN SHARES **                [ ]

--------------------------------------------------------------------------------
         (13)     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                                             52.4%

--------------------------------------------------------------------------------
         (14)     TYPE OF REPORTING PERSON **
                                             OO

--------------------------------------------------------------------------------


                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 4 of 12 Pages

13D
CUSIP No. 684177108

--------------------------------------------------------------------------------
         (1)      NAME OF REPORTING PERSON
                  S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                  Reservoir Capital Partners, L.P.
--------------------------------------------------------------------------------
         (2)      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                   (a)  [ ]
                                                                   (b)  [x]
--------------------------------------------------------------------------------
         (3)      SEC USE ONLY

--------------------------------------------------------------------------------
         (4)      SOURCE OF FUNDS **

                                    WC
--------------------------------------------------------------------------------
         (5)      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
                  REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)               [ ]

--------------------------------------------------------------------------------
         (6)      CITIZENSHIP OR PLACE OF ORGANIZATION

                  Delaware

--------------------------------------------------------------------------------

NUMBER OF                  (7)      SOLE VOTING POWER

                                             4,617,628
SHARES
                           -----------------------------------------------------
BENEFICIALLY               (8)      SHARED VOTING POWER


OWNED BY
                           -----------------------------------------------------
EACH                       (9)      SOLE DISPOSITIVE POWER

                                             4,617,628
REPORTING
                           -----------------------------------------------------
PERSON WITH                (10)     SHARED DISPOSITIVE POWER


--------------------------------------------------------------------------------
         (11)     AGGREGATE AMOUNT BENEFICIALLY OWNED
                  BY EACH REPORTING PERSON

                                    4,617,628

--------------------------------------------------------------------------------
         (12)     CHECK BOX IF THE AGGREGATE AMOUNT
                  IN ROW (11) EXCLUDES CERTAIN SHARES **                [ ]

--------------------------------------------------------------------------------
         (13)     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                                              44.79%
--------------------------------------------------------------------------------
         (14)     TYPE OF REPORTING PERSON **
                                             PN

--------------------------------------------------------------------------------
                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 5 of 12 Pages

13D
CUSIP No. 684177108

--------------------------------------------------------------------------------
         (1)      NAME OF REPORTING PERSON
                  S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                  Reservoir Capital Associates, L.P.
--------------------------------------------------------------------------------
         (2)      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                   (a)  [ ]
                                                                   (b)  [x]
--------------------------------------------------------------------------------
         (3)      SEC USE ONLY

--------------------------------------------------------------------------------
         (4)      SOURCE OF FUNDS **

                                    WC
--------------------------------------------------------------------------------
         (5)      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
                  REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)               [ ]

--------------------------------------------------------------------------------
         (6)      CITIZENSHIP OR PLACE OF ORGANIZATION

                  Delaware

--------------------------------------------------------------------------------

NUMBER OF                  (7)      SOLE VOTING POWER

                                             212,423
SHARES
                           -----------------------------------------------------
BENEFICIALLY               (8)      SHARED VOTING POWER


OWNED BY
                           -----------------------------------------------------
EACH                       (9)      SOLE DISPOSITIVE POWER

                                             212,423
REPORTING
                           -----------------------------------------------------
PERSON WITH                (10)     SHARED DISPOSITIVE POWER


--------------------------------------------------------------------------------
         (11)     AGGREGATE AMOUNT BENEFICIALLY OWNED
                  BY EACH REPORTING PERSON

                                    212,423

--------------------------------------------------------------------------------
         (12)     CHECK BOX IF THE AGGREGATE AMOUNT
                  IN ROW (11) EXCLUDES CERTAIN SHARES **                [ ]

--------------------------------------------------------------------------------
         (13)     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                                             2.06%
--------------------------------------------------------------------------------
         (14)     TYPE OF REPORTING PERSON **
                                             PN

--------------------------------------------------------------------------------
                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 6 of 12 Pages

13D
CUSIP No. 684177108

--------------------------------------------------------------------------------
         (1)      NAME OF REPORTING PERSON
                  S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                  Reservoir Capital Master Fund, L.P.
--------------------------------------------------------------------------------
         (2)      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                   (a)  [ ]
                                                                   (b)  [x]
--------------------------------------------------------------------------------
         (3)      SEC USE ONLY

--------------------------------------------------------------------------------
         (4)      SOURCE OF FUNDS **

                                    WC
--------------------------------------------------------------------------------
         (5)      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
                  REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)               [ ]

--------------------------------------------------------------------------------
         (6)      CITIZENSHIP OR PLACE OF ORGANIZATION

                  Cayman Islands

--------------------------------------------------------------------------------

NUMBER OF                  (7)      SOLE VOTING POWER

                                             575,109
SHARES
                           -----------------------------------------------------
BENEFICIALLY               (8)      SHARED VOTING POWER


OWNED BY
                           -----------------------------------------------------
EACH                       (9)      SOLE DISPOSITIVE POWER

                                             575,109
REPORTING
                           -----------------------------------------------------
PERSON WITH                (10)     SHARED DISPOSITIVE POWER


--------------------------------------------------------------------------------
         (11)     AGGREGATE AMOUNT BENEFICIALLY OWNED
                  BY EACH REPORTING PERSON

                                    575,109

--------------------------------------------------------------------------------
         (12)     CHECK BOX IF THE AGGREGATE AMOUNT
                  IN ROW (11) EXCLUDES CERTAIN SHARES **                [ ]

--------------------------------------------------------------------------------
         (13)     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                                             5.58%
--------------------------------------------------------------------------------
         (14)     TYPE OF REPORTING PERSON **
                                             PN

--------------------------------------------------------------------------------
                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 7 of 12 Pages

ITEM 1.  SECURITY AND ISSUER.

         This Statement constitutes Amendment No. 2 to the Schedule 13D (as amended, the "Schedule 13D") filed by Reservoir Capital Management, L.L.C., a Delaware limited liability company ("RCM"), Reservoir Capital Group, L.L.C., a Delaware limited liability company ("RCG"), Reservoir Capital Partners, L.P., a Delaware limited partnership ("RCP"), Reservoir Capital Associates, L.P., a Delaware limited partnership ("RCA"), and Reservoir Capital Master Fund, L.P., a limited partnership organized under the laws of the Cayman Islands ("RCMF"), with respect to the beneficial ownership of shares of common stock, par value $.50 per share (the "Common Stock"), of Orange-co, Inc., a Florida corporation (the "Company"). All capitalized terms not otherwise defined herein shall have the meanings ascribed thereto in the Schedule 13D.

         In this Statement, each of RCM, RCG, RCP, RCA and RCMF may be referred to as a "Reporting Person," and collectively as the "Reporting Persons."

         Other than as set forth herein, there has been no material change in the information set forth in Items 1 through 7 of the Schedule 13D.


ITEM 4.  PURPOSE OF TRANSACTION.

         Item 4 of the Schedule 13D is amended to add the following paragraph at the end of paragraph eight:

         On September 10, 1999, RCG, BHG and Pasco entered into an agreement pursuant to which BHG agreed to extend the time during which RCG has the right to purchase the BHG Shares pursuant to the Reservoir Letter of Intent and the Extension Letter, until midnight on September 17, 1999 (the "Second Extension Letter"; such Second Extension Letter is attached as Exhibit 4, which Exhibit is hereby incorporated by reference). The extension was granted subject to all terms and conditions set forth in the Reservoir Letter of Intent; and further subject to the conditions that (i) the acquisition of the BHG Shares and the payments therefor, as well as the payments called for under the Fruit Purchase Agreement and the Consulting and Non-Compete Agreement be received by BHGI and BHGIII, respectively, on or prior to midnight on September 17, 1999; and (ii) Pasco agrees that from the date of the Second Extension Letter until the expiration of the option granted to RCG thereunder, neither Pasco nor any of its Affiliates will utilize the existence of the transactions contemplated by the Pasco Letter of Intent or the Reservoir Letter of Intent or make reference thereto in connection with the solicitation of business from any customer or potential customer of the Company or its subsidiaries.




                               Page 8 of 12 Pages

ITEM 7.  MATERIAL TO BE FILED AS EXHIBITS


         Item 7 of the Schedule 13D is amended to add the following exhibit:


         Exhibit 4. Second Extension Letter, dated September 10, 1999 by and among RCG, BHG and Pasco.




SIGNATURES

         After reasonable inquiry and to the best knowledge and belief of each of the Reporting Persons, each such person or entity certifies that the information set forth in this Amendment No. 1 to the Schedule 13D is true, complete and correct and agrees that this statement is filed on behalf of each of them.




Dated:  September 14, 1999



                                   RESERVOIR CAPITAL MANAGEMENT, L.L.C.



                                   By: /s/ Craig A. Huff
                                       ------------------------------------

                               Page 9 of 12 Pages

                                   Name:   Craig A. Huff
                                   Title:  Managing Director



                                   RESERVOIR CAPITAL GROUP, L.L.C.



                                   By: /s/ Craig A. Huff
                                       ------------------------------------
                                   Name:   Craig A. Huff
                                   Title:  Managing Director


                                   RESERVOIR CAPITAL PARTNERS, L.P.


                                   By: Reservoir Capital Group, L.L.C.,
                                       General Partner

                                   By: /s/ Craig A. Huff
                                       ------------------------------------
                                   Name:   Craig A. Huff
                                   Title:  Managing Director


                                   RESERVOIR CAPITAL ASSOCIATES L.P.


                                   By: Reservoir Capital Group, L.L.C.,
                                       General Partner

                                   By: /s/ Craig A. Huff
                                       ------------------------------------
                                   Name:   Craig A. Huff
                                   Title:  Managing Director



                                   RESERVOIR CAPITAL MASTER FUND, L.P.


                                   By: Reservoir Capital Group, L.L.C.,
                                       General Partner

                                   By: /s/ Craig A. Huff
                                       ------------------------------------
                                   Name:   Craig A. Huff
                                   Title:  Managing Director




                              Page 10 of 12 Pages